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                                                                   EXHIBIT 99(a)

                                           IMMEDIATE RELEASENOVEMBER 29, 2001
                                           CONTACTS:
                                           BRENT L. LARSON    BILL ROBERTS, CTC
                                           VP FINANCE & CFO WAYNE BUCKHOUT, CTC

                                           614 793 7500             937 434 2700

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       NEOPROBE SECURES $10 MILLION OF FINANCING FROM FUSION CAPITAL FUND
                       AND ENGAGES INVESTOR RELATIONS FIRM

Dublin, Ohio, November 29, 2001 - Neoprobe Corporation (OTCBB: NEOP), today announced an agreement with Fusion Capital Fund II, LLC, a Chicago based institutional investor, for Fusion to buy up to $10 million of the Company's common stock over forty months.

The price and number of shares purchased will be based upon the market price of Neoprobe common stock at the time of sale without any fixed discount. Proceeds from the funding will be used for general corporate and working capital purposes, but is primarily intended to support expansion and development of new products.

Neoprobe intends to periodically evaluate market conditions and its capital needs to determine when and how many shares it will sell to Fusion Capital. The Company has the right to decrease or suspend purchases of common stock and to terminate the common stock purchase agreement at any time. The agreement is subject to certain conditions, including the effectiveness of a registration statement, which the Company intends to file soon.

David Bupp, Neoprobe's president and CEO, stated, "We are very pleased with the flexibility and favorable terms of this financing. This is yet another positive milestone in our efforts to enhance our already strong financial position and support our strategy to expand and diversify Neoprobe's family of products for the biomedical market. While we are in a very favorable cash position, securing this financing will help us achieve the product development and commercialization objectives we have set for ourselves, including those related to our pending acquisition of Biosonix Ltd., which Neoprobe expects to complete by the end of the year."

Bupp also said that Neoprobe has engaged the services of CTC, Inc., an investor relations firm with 11 years of experience representing companies throughout the U.S., to help keep investors informed about Neoprobe's progress in executing its growth and diversification strategy. "We are excited about bringing CTC's expertise to bear in unlocking the value potential of our Company," Bupp said.

ABOUT NEOPROBE
Neoprobe develops and provides innovative surgical and diagnostic products that enhance patient care by solving the critical information needs of healthcare professionals. Neoprobe's current line of gamma detection systems are widely used for intraoperative lymphatic mapping (ILM), an emerging standard of care technology for breast cancer and melanoma. Neoprobe also holds significant interests in the development of related biomedical systems and agents. The Company's strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions. Neoprobe was formed in 1983. Revenues for the 12 months ended September 30, 2001 were approximately $9 million.

ABOUT FUSION CAPITAL FUND II, LLC
Fusion Capital Fund II, LLC is a broad based investment fund, based in Chicago, Illinois. Fusion Capital makes a wide range of investments ranging from special situation financing to long-term strategic capital.

ABOUT CTC, INC.
CTC is a financial communications advisory firm that works with companies and investors to realize and maintain fair market valuations for our clients, in relation to their performance and potential. CTC's principals have more than a century of combined experience in investor relations and financial communications, and have represented more than 50 small and mid-cap companies since CTC was formed in 1990.

Statements in this news release which relate to other than strictly historical facts, such as statements about the Company's plans and strategies, expectations for future financial performance, new and existing products and technologies, and markets for the Company's products, are forward-looking statements. The words "believe,"




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NEOPROBE CORPORATION
ADD -1-

"expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company's limited revenues, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and exclusive distributor, uncertainty of market acceptance, competition, limited marketing and manufacturing experience, and other risks detailed in the Company's most recent Annual Report on Form 10-KSB and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.